EX-99.2
                          TEXT OF PRESS RELEASE

FreeStar Announces Rising Processing Volumes

SANTO DOMINGO, Dominican Republic--(BUSINESS WIRE)--May 29, 2003--

Rahaxi's Gross Turnover Totaled EUR 191.5 million

($226.2 Million(a)) for the Quarter Ended March 31, 2003

FreeStar Technology Corporation (OTCBB:FSRC), a global payment processing and technology company, committed to setting the next generation standard for secure e-commerce, today announced that the turnover of its Finnish subsidiary, Rahaxi Processing, Helsinki, is rising in absolute dollar terms. For the first time, FreeStar also announced details of Rahaxi's gross turnover -- defined as the value of all credit and debit card transactions processed by the Company's Helsinki-based, Base24 processing platform.

Factors contributing to increased turnover included the May 2003 opening of Ikea's second outlet in the Helsinki area, almost doubling the average number of transactions processed for the global retailer by Rahaxi per month. FreeStar views organic growth through Rahaxi's many longstanding relationships as complementary to the Company's overall marketing strategy.

In testament to the processing platform's capacity, Rahaxi's gross turnover totaled EUR 191.5 million ($226.2 million(a)) for the quarter ended March 31, 2003. This gross turnover has resulted in a larger volume of transactions for which Rahaxi's revenues are based on.

Paul Egan, President of FreeStar, stated, "These numbers illustrate that FreeStar is making a name for itself in the payments industry. The emphasis is now squarely on improving our overall profitability in coming months and Rahaxi's existing client base is proving conducive to the process of systematically recruiting higher-yielding accounts."

Mr. Egan continued, "We note that the market capitalization of certain recently-listed companies in the payment industry with similar-sized gross turnover has been very substantial indeed. Initiatives to increase the ratio of service-driven merchants -- and thus raise FreeStar's total operating margin -- are in full swing."

About FreeStar Technology Corporation

FreeStar Technology is a global payment processing and technology company operating a robust Northern European Base24 credit card processing platform based in Helsinki, Finland, which currently processes approximately 1 million card payments per month for an established client base comprising companies such as Finnair, Ikea and Stockman. Additionally, FreeStar is focused on exploiting a first-to-market advantage of its Enhanced Transactional Secure Software ("ETSS"), which is a proprietary software package that empowers consumers to consummate e-commerce transactions with a high level of security using credit, debit, ATM (with PIN) or smart cards. The company maintains its corporate headquarters in Santo Domingo, Dominican Republic, and has offices in Dublin, Ireland, and Helsinki, Finland. For more information, please visit the Company's web sites at http://www.freestartech.com, http://www.rahaxi.com and http://www.epaylatina.com.

(a) Dollar amount listed above is based on the midrange Euro/US$

conversion rate as at March 31, 2003.

Forward Looking Statements

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Gross turnover could be substantially less in the future due to changes in the law, general economic conditions, or unexpected failure of equipment servicing the accounts. In addition, technical complications which may arise could prevent the prompt implementation of the plans outlined above.

CONTACT:

Trilogy Capital Partners, Inc., New York

A.J. Cervantes, 800/330-1860

aj@trilogy-capital.com

SOURCE: FreeStar Technology Corporation